Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-216992 on Form N-14 of our report dated July 26, 2016, relating to the financial statements and financial highlights of BlackRock Small Cap Growth Fund II (the “Target Fund”) of BlackRock Series, Inc. and BlackRock Master Small Cap Growth Portfolio of BlackRock Master LLC appearing in the Target Fund’s Annual Report on Form N-CSR for the year ended May 31, 2016. We also consent to the incorporation by reference in this Registration Statement of our report dated November 23, 2016, relating to the financial statements and financial highlights of BlackRock Advantage Small Cap Growth Fund (formerly BlackRock Small Cap Growth Equity Portfolio) (the “Acquiring Fund”) of BlackRock FundsSM, appearing in the Acquiring Fund’s Annual Report on Form N-CSR for the year ended September 30, 2016. We also consent to the references to us under the headings “Other Service Providers” and “Financial Highlights” in the Combined Prospectus/ Proxy Statement and “Other Service Providers” in the Statement of Additional Information which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

May 3, 2017